EXHIBIT 14(a)(1)(v)
                                                                     Page 1 of 2

[ERNST & YOUNG LLP LOGO]

                Report of Independent Accountants on Management's
                    Assertion on Compliance with the Minimum
               Servicing Standards Set Forth in the Uniform Single
                    Attestation Program for Mortgage Bankers

The Audit Committee
PNC Bank Corp.

We have examined management's assertion, included in the accompanying report titled Report of Management on Compliance with the Minimum Servicing Standards Set Forth in the Uniform Single Attestation Program for Mortgage Bankers, that except for noncompliance with the minimum servicing standard for custodial bank accounts, Midland Loan Services, Inc. (MLS), a wholly-owned subsidiary of PNC Bank Corp., complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) except for commercial loan and multifamily loan servicing, minimum servicing standards V.4 and VI.1., which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing during the year ended December 31, 1998. Management is responsible for MLS' compliance with those requirements. Our responsibility is to express an opinion on management's assertions about MLS' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about MLS' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide legal determination of MLS' compliance with specified requirements.

In our opinion, management's assertion that except for noncompliance with the minimum servicing standard for custodial account reconciliations, MLS complied with the aforementioned requirements during the year ended December 31, 1998, is fairly stated, in all material respects.

As discussed in management's assertion, the following material noncompliance occurred at MLS during the year ended December 31, 1998. With regard to standard I.4, reconciling items exist which have not been resolved within 90 calendar days of their original identification.


                                             /s/ Ernst & Young LLP

January 22, 1999
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                                                                     Page 2 of 2

                                 [MIDLAND LOGO]

Report of Management Compliance with the Minimum Servicing Standards Set Fourth in the Uniform Single Attestation Program for Mortgage Bankers

We, as members of management of Midland Loan Services, Inc. (MLS), a wholly owned subsidiary of PNC Bank Corp. (PNCBC), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) except for commercial loan and multifamily servicing, minimum servicing standards V.4 and VI.1, which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing. We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of MLS' compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1998 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1998, MLS complied, in all material aspects, with the minimum servicing standards set forth in the USAP except as described below.

With regard to standard I.4, reconciling items exist which have not been resolved within ninety calendar days of their original identification.

As of and for this same period, PNCBC had in effect a fidelity bond in the amount of $300,000,000 and an error and omissions policy in the amount of $20,000,000.


                                             /s/ C.J. Sipple
                                             -----------------------------
                                             C.J. Sipple
                                             Senior Vice President


                                             /s/ Paula J. Mickelson
                                             -----------------------------
                                             Paula J. Mickelson
                                             Vice President

March 30, 1999

 210 W. 10th Street Kansas City, MO 64105 Phone: 816/435-5000 FAX: 816/435-2327